EXHIBIT 99.1
NYSE: ONB
www.oldnational.com
Old National Bancorp to Acquire Charter One’s Retail Branch Banking Network in Indiana
Contacts:
Old National Bancorp: Financial Community: Lynell J. Walton – (812) 464-1366
 Media Relations: Kathy A. Schoettlin – (812) 465-7269
EVANSVILLE, Ind. (November 25, 2008) — Old National Bancorp (NYSE: ONB) today announced the execution of a purchase and assumption agreement to acquire the Indiana retail branch banking network of Citizens Financial Group, which consists of 65 Charter One branches. As of September 30, 2008, the deposit liabilities to be assumed by Old National through this transaction had a balance of approximately $397.4 million and the portfolio of loans being purchased by Old National consisted of roughly $15.9 million in outstandings. This acquisition positions Old National Bank with the third largest branch network in the state of Indiana.
“This acquisition further solidifies our position as the largest Indiana-based bank. It allows us to accelerate our growth market expansion strategy and enhances our commitment to providing convenient, unequalled client care and solutions for every lifestyle,” commented Old National Bancorp’s President and CEO Bob Jones. “We are pleased to increase Old National’s franchise in Indianapolis, Fort Wayne, Lafayette, Bloomington and Anderson through this partnership.”
“We look forward to welcoming the Charter One clients to Old National and providing them with the same convenient service they are accustomed to receiving,” Jones added. “As Old National clients, they will experience a 174-year legacy of helping families and businesses grow and thrive through a variety of quality products and services designed to help them achieve their financial goals. Some of these services include insurance and wealth management products, flexible lending and investment solutions, comprehensive cash management services and more. In addition they will now have an additional 117 locations to serve their needs.”
“As a symbol of our commitment to Indiana and the needs of it’s communities, I am pleased to announce the distribution of over $180,000 to organizations throughout the state through the Old National Foundation just this month. Indiana is our home and we look forward to expanding our commitment to the Hoosier State through this purchase.”
The 65 branch locations are largely in the Indianapolis area with additional locations in the Lafayette, Fort Wayne, Anderson, and Bloomington markets. The majority of the branches are in-store locations at Kroger Co., Marsh Supermarket, Starbucks and Wal-Mart Stores. This acquisition will position Old National with more than 180 bank branches throughout its franchise.

Old National continues to evaluate it’s participation in the announced TARP Capital Purchase Program. The U.S. Department of Treasury has selected Old National for participation in its Capital Purchase Program for healthy financial institutions. Old National continues to evaluate its participation in the Program and as such did not use any of the TARP funds for this transaction. More importantly after the closing of this transaction, Old National’s capital levels will remain well in excess of regulatory minimums for well capitalized institutions.
Under the terms of the agreement, Old National will pay Citizens Financial Group approximately $15.9 million in cash in consideration of the deposit premium. Subject to regulatory approval, the transaction is anticipated to close in the first quarter of 2009.
Sandler O’Neill & Partners, L.P. served as financial advisor to Old National Bancorp in this transaction. Old National Bancorp’s legal advisor was Krieg DeVault LLP.
About Old National Bancorp
Old National Bancorp is the largest financial services holding company headquartered in Indiana and, with $7.6 billion in assets, ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued partnerships with clients in its primary footprint of Indiana, Illinois and Kentucky. In addition to providing extensive services in retail and commercial banking, wealth management, investments and brokerage, Old National also owns one of the largest independent insurance agencies headquartered in Indiana, offering complete personal and commercial insurance solutions. For more information and financial data, please visit the Company’s website at www.oldnational.com.
About Citizens Financial Group
Citizens Financial Group, Inc. is a $161 billion commercial bank holding company. It is headquartered in Providence, Rhode Island., and, through its subsidiaries, has more than 1,600 branches, more than 3,500 ATMs and more than 24,000 employees. Its two bank subsidiaries are RBS Citizens, N.A. and Citizens Bank of Pennsylvania. They operate a 13-state branch network under the Citizens Bank brand in Connecticut, Delaware, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont, and the Charter One brand in Illinois, Indiana, Michigan and Ohio. CFG has non-branch retail and commercial offices in about 40 states. It is one of the 10 largest commercial banking companies in the United States ranked by assets and deposits. CFG is owned by RBS (The Royal Bank of Scotland Group plc). CFG’s web site is www.citizensbank.com.

Conference Call
Old National will hold a conference call at 2:00 p.m. Eastern on Tuesday, November 25, 2008, to discuss this branch purchase and other strategic developments at the Company. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the Company’s Investor Relations web page at www.oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 4:00 p.m. Eastern on November 25 through December 9. To access the replay, dial 1-800-642-1687, conference code 75354823.

Forward-Looking Statement
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding our outlook or expectations with respect to the completion of the planned acquisition by Old National of the Indiana retail branch banking network of Citizens Financial Group, Inc. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Actual results or future events could differ, possibly materially, from those that we anticipate in these forward-looking statements, due to the risks and uncertainties associated with the completion of corporate acquisitions, including the risks and uncertainties associated with the satisfaction of all the closing conditions, such as the receipt of regulatory approval. The forward-looking statements in this press release speak only as of the date of the press release, and Old National assumes no duty, and does not undertake, to update them.